UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
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SUNESIS PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUNESIS PHARMACEUTICALS, INC.
341 Oyster Point Boulevard
South San Francisco, CA 94080
April 28, 2006
Dear Stockholder:
      We cordially invite you to attend the annual stockholders meeting of Sunesis Pharmaceuticals, Inc. The meeting will be held on Monday, June 19, 2006, at 10:00 a.m., local time, at our headquarters located at 341 Oyster Point Boulevard, South San Francisco, California.
      The notice of annual meeting and proxy statement accompanying this letter describes the business to be acted upon at the meeting. Our Annual Report on Form 10-K for 2005 is also enclosed. To ensure that your shares are represented at the meeting, you are urged to vote as described in the accompanying proxy statement.
      Thank you for your support.

Sincerely,

Daniel N. Swisher, Jr.
Chief Executive Officer and President

SUNESIS PHARMACEUTICALS, INC.
341 Oyster Point Boulevard
South San Francisco, CA 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held June 19, 2006
To the Stockholders of Sunesis Pharmaceuticals, Inc.:
      The 2006 annual meeting of stockholders of Sunesis Pharmaceuticals, Inc. will be held on Monday, June 19, 2006 at 10:00 a.m., local time, at our headquarters located at 341 Oyster Point Boulevard, South San Francisco, California, for the following purposes:

1. To elect two directors to serve for three-year terms; and

2. To transact any other business that may properly come before the meeting or any adjournment or postponement thereof.
Please refer to the attached proxy statement, which forms a part of this Notice and is incorporated herein by reference, for further information with respect to the business to be transacted at the annual meeting.
      All stockholders of record at the close of business on April 21, 2006 are entitled to notice of and to vote at this meeting and any adjournment or postponement thereof. The list of stockholders will be available for examination for ten days prior to the annual meeting at our offices.
      You are requested to complete, sign and date the enclosed proxy card and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States.
      Our Annual Report on Form 10-K for 2005 is enclosed.

By Order of the Board of Directors,

Daryl B. Winter, Ph.D.
Corporate Secretary
South San Francisco, California
April 28, 2006

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL NO. 1 ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
COMPENSATION COMMITTEE REPORT
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
STOCK PERFORMANCE GRAPH
OTHER INFORMATION

SUNESIS PHARMACEUTICALS, INC.
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
June 19, 2006
INFORMATION CONCERNING SOLICITATION AND VOTING
General
      This Proxy Statement is furnished to our stockholders in connection with the solicitation of proxies by the Board of Directors of Sunesis Pharmaceuticals, Inc. for our annual meeting of stockholders, or the Annual Meeting, to be held on June 19, 2006, and any adjournment or postponement thereof, for the purposes set forth in the attached Notice of Annual Meeting of Stockholders. Our principal executive offices are located at 341 Oyster Point Boulevard, South San Francisco, California 94080. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and this proxy statement and the accompanying proxy card are first being distributed to stockholders on or about May 5, 2006.
      The expenses of preparing, printing and assembling the materials used in the solicitation of proxies on behalf of the Board of Directors will be borne by us. In addition to the solicitation of proxies by use of the mails, we may utilize the services of certain of our officers and employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally and by mail, telephone and electronic means from brokerage houses and other stockholders. Also, we have retained American Stock Transfer & Trust Company, or AST, to aid in the distribution and solicitation of proxies. AST will receive a customary fee as well as reimbursement for certain expenses, all of which will be paid by us.
Voting Rights and Outstanding Shares
      As of April 21, 2006, we had outstanding 29,223,029 shares of common stock. The common stock is the only type of security entitled to vote at the Annual Meeting. Each share of common stock entitles the holder of record thereof at the close of business on April 21, 2006 to notice of, and to vote on each of the matters to be voted upon, at the Annual Meeting. There are no statutory or contractual rights of appraisal or similar remedies available to those stockholders who dissent from any matter to be acted on at the Annual Meeting. Cumulative voting is not available and each share of common stock is entitled to one vote.
Quorum and Voting Requirements
      In order to conduct any business at the Annual Meeting, a quorum must be present in person or represented by valid proxy. Abstentions and broker non-votes are considered present for purposes of determining the presence of a quorum. Broker non-votes are not deemed to be entitled to vote for purposes of determining whether stockholder approval of a matter has been obtained. As a result, broker non-votes are not included in the tabulation of voting results on any proposal. The director nominees listed in Proposal No. 1 will be elected by a plurality of the votes of the shares present or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. An automated system administered by AST will tabulate all votes cast at the Annual Meeting.
Voting Procedures
      You are requested to complete, sign and date the enclosed proxy card and return it in the enclosed envelope. The envelope requires no postage if mailed in the United States. Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting FOR the election of the director nominees listed in Proposal No. 1. With respect to any other business which may properly come before the Annual Meeting or any adjournment or postponement thereof and submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxyholder.
      If you hold your shares through a broker, bank or other nominee and you do not provide instructions on how to vote, your broker, bank or other nominee may have authority to vote your shares on matters deemed routine, such as the election of directors. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee.

      Your vote is important. Accordingly, please complete, sign and return the accompanying proxy card whether or not you plan to attend the meeting in person.
      You may revoke your proxy at any time before it is actually voted at the meeting by:

•	delivering written notice of revocation to our Corporate Secretary at 341 Oyster Point Boulevard, South San Francisco, California 94080, or in person at the Annual Meeting;

•	submitting a later dated proxy; or

•	attending the meeting and voting in person.
      Your attendance at the Annual Meeting will not, by itself, constitute revocation of your proxy. You may also be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records. If you are a beneficial stockholder but your shares are held of record by another person, such as a stock brokerage firm or bank, that person must vote the shares as the record holder.
PROPOSAL NO. 1
ELECTION OF NOMINEES TO THE BOARD OF DIRECTORS
      Our Board of Directors consists of nine members and is divided into three classes of directors serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires and hold office until their resignation or removal or their successors are duly elected and qualified. In accordance with our certificate of incorporation and bylaws, our Board of Directors may fill existing vacancies on the Board of Directors by appointment.
      The term of office of the Class I directors will expire at the Annual Meeting. Russell C. Hirsch, a Class I director, has advised us of his intention not to stand for re-election to our Board of Directors at the end of his term expiring at the Annual Meeting. As of the date of this proxy statement, our Nominating and Corporate Governance Committee has not yet identified a candidate to fill the vacancy being created by Dr. Hirsch’s planned departure and, accordingly, only two Class I directors are nominated for election at the Annual Meeting. Proxies cannot be voted for more than the two persons. The two nominees for Class I director are Stephen P.A. Fodor and James W. Young, both of whom currently serve as a Class I director and were previously appointed by our Board of Directors. Each nominee has indicated his willingness to serve if elected. There are currently three Class II directors, whose terms expire at the annual meeting of stockholders in 2007, and three Class III directors, whose terms expire at the annual meeting of stockholders in 2008.
      The following table sets forth information as of March 31, 2006 with respect to our continuing directors, including the two persons nominated for election at the Annual Meeting.

Name	Age	Director Since

James W. Young, Ph.D.	62	2000
Daniel N. Swisher, Jr.	43	2003
Anthony B. Evnin, Ph.D.(1)(2)	65	1998
Stephen P.A. Fodor, Ph.D.(3)	52	2001
Matthew K. Fust(1)	41	2005
Steven D. Goldby(2)(3)	66	2001
Jonathan S. Leff(1)(2)	37	2000
James A. Wells, Ph.D.	55	1998

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

      The principal occupations and positions for at least the past five years of our continuing directors, including the director nominees are as follows:
Class I Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2009
      Stephen P.A. Fodor, Ph.D. is founder, Chairman, and Chief Executive Officer of Affymetrix, Inc., a biotechnology company. He is also a co-founder of Perlegen Sciences, Inc., a biotechnology company, and has served as Chairman of Perlegen’s Board of Directors since the company’s inception. Dr. Fodor previously held various positions at the Affymax Research Institute from 1989 to 1992, where he led the development of the GeneChip Technology. Dr. Fodor holds an M.S. in Biochemistry from Washington State University and an M.A. and a Ph.D. in Chemistry from Princeton University.
      James W. Young, Ph.D. has served as our Executive Chairman since May 2000. From May 2000 to November 2003, Dr. Young served as our Chief Executive Officer. From September 1995 to March 2000, Dr. Young served as Vice President for Research, as Senior Vice President, Research and Development, and as Group Vice President at ALZA Corporation, a provider of drug delivery solutions. From September 1992 to August 1995, Dr. Young served as Senior Vice President for Business Development and as President of the Pharmaceuticals Division of Affymax, N.V. From September 1987 to August 1992, he served as Senior Vice President for Business Development and as Senior Vice President and General Manager of the Pharmaceuticals Division at Sepracor Inc. Dr. Young holds a B.S. in Chemistry from Fordham University and a Ph.D. in Organic Chemistry from Cornell University.
Class II Directors Whose Terms Will Expire in 2007
      Anthony B. Evnin, Ph.D. has been with Venrock Associates, a venture capital firm, since 1974 and is currently a Managing General Partner. He is currently a member of the Board of Directors of Coley Pharmaceutical Group, Inc., Icagen, Inc., Memory Pharmaceuticals Corp. and Renovis, Inc., each a biopharmaceutical company. He holds an A.B. in Chemistry from Princeton University and a Ph.D. in Chemistry from Massachusetts Institute of Technology.
      James A. Wells, Ph.D. is a co-founder of our company. From April 1998 to August 2005, he served as our President and Chief Scientific Officer. Since August 2005, Dr. Wells has served as Chairman of our Scientific Advisory Board and as a consultant to our company. He is a Professor of Pharmaceutical Chemistry and Cellular and Molecular Pharmacology and Director of the Small Molecule Discovery Center at the University of California, San Francisco. He has published more than 100 peer-reviewed scientific papers and has been named inventor on more than 50 issued or filed patents. He has won a number of research awards including the Pfizer Award in Enzyme Chemistry given by the American Chemical Society in 1990, the DuVignead award given by the American Peptide Society in 1998, the Aviv Award given by the Protein Society in 1998 and the Hans Neurath Award given by the Protein Society in 2003. In 1999, he was elected as a Member to the U.S. National Academy of Sciences. Dr. Wells holds a B.A. in Biochemistry from the University of California at Berkeley and a Ph.D. in Biochemistry from Washington State University and was a Damon Runyon-Walter Winchell Post-doctoral Fellow in the Biochemistry Department at Stanford University.
      Steven D. Goldby has served as Chairperson and Chief Executive Officer of Symyx Technologies, Inc., a material sciences company, since July 1998. From 1982 to 1997, Mr. Goldby served as Chief Executive Officer of MDL Information Systems, Inc. From 1968 to 1973, Mr. Goldby held various management positions at ALZA Corporation, including President of ALZA Pharmaceuticals. Mr. Goldby holds a B.S. in Chemistry from the University of North Carolina and a J.D. from Georgetown University Law Center.
Class III Directors Whose Terms Will Expire in 2008
      Jonathan S. Leff has served as a Partner of Warburg, Pincus & Co., which is the Managing Partner of Warburg Pincus LLC, and as a Managing Director and Member of Warburg Pincus LLC since January 2000. Mr. Leff served as a Vice President of Warburg Pincus LLC from January 1999 to December 1999 and as an Associate from July 1996 to December 1998. Mr. Leff serves on the Board of Directors of Allos Therapeutics, Inc., a biopharmaceutical company, Altus Pharmaceuticals Inc., a biopharmaceutical company, Intermune,

Inc., a biopharmaceutical company, Neurogen Corporation, a small molecule drug discovery and development company, and ZymoGenetics Inc., a biotherapeutic company. Mr. Leff holds a B.A. in Government from Harvard University and an M.B.A. from the Stanford Graduate School of Business.
      Matthew K. Fust has been Chief Financial Officer at Jazz Pharmaceuticals, Inc., a pharmaceutical company, since May 2003. From May 2002 to May 2003, Mr. Fust was Chief Financial Officer at Perlegen Sciences, Inc., a biotechnology company. From June 1996 to January 2002, Mr. Fust was with ALZA Corporation, a pharmaceutical company, first as Controller and then as Chief Financial Officer. Mr. Fust holds a B.A. in Accounting from the University of Minnesota and an M.B.A. from Stanford Graduate School of Business.
      Daniel N. Swisher, Jr. has served as our Chief Executive Officer and a member of our Board of Directors since December 2003 and as our President since August 2005. From December 2001 to December 2003, he served as our Chief Business Officer and Chief Financial Officer. From June 1992 to September 2001, Mr. Swisher served in various management roles, including Senior Vice President of Sales and Marketing for ALZA Corporation. Mr. Swisher holds a B.A. in History from Yale University and an M.B.A. from the Stanford Graduate School of Business.
Director Compensation
      The non-employee members of our Board of Directors, or an Eligible Director, currently receive annual cash compensation of $20,000 in connection with their services as directors. Eligible Directors also receive an additional $3,000 per year for serving as a member of a committee of our Board of Directors or $5,000 per year for serving as Chairperson of a committee of our Board of Directors.
      In 2005, the Eligible Directors who were not affiliated with any person, or group of affiliated persons, who beneficially owned more than 5% of our voting securities, received $20,000 in connection with their services as directors.
      In August 2005, in connection with Dr. Wells’ resignation as our President and Chief Scientific Officer, we entered into a consulting agreement with Dr. Wells. Under the consulting agreement, Dr. Wells acts as Chairman of our Scientific Advisory Board, or SAB, and provides consulting services to our company. Under the consulting agreement, Dr. Wells is entitled to receive $1,500 per day for each SAB meeting he attends and up to $5,000 for two days of consulting per month, with each additional consulting day paid at a rate of $3,000 per day. Stock options currently held by Dr. Wells will continue to vest during the 12-month period beginning on the date of the consulting agreement.
      In connection with their services as directors: Mr. Goldby was granted options to acquire 7,059 shares of common stock in April 2005 and 2,941 shares of common stock in November 2005; Dr. Fodor was granted options to acquire 7,059 shares of common stock in April 2005 and 2,941 shares of common stock in November 2005; and Mr. Fust was granted options to acquire 21,176 shares of common stock in May 2005 and 8,824 shares of common stock in November 2005. The options granted to Mr. Goldby and Dr. Fodor in April 2005 and the option granted to Mr. Fust in May 2005 each has an exercise price of $9.56 per share. The options granted to Mr. Goldby, Dr. Fodor and Mr. Fust in November 2005 each has an exercise price of $5.25 per share. Each option vests in full on the first anniversary of the date of grant, except for the options granted to Mr. Fust in May 2005 and November 2005 which vest in two annual installments from the date of grant. Our Eligible Directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attending Board and committee meetings.
Board of Directors and its Committees
      Our Board of Directors held four meetings during 2005. Each director who served on the Board during 2005 attended at least 75% of all Board and applicable committee meetings during 2005.
      The laws and rules governing public companies and the Nasdaq listing requirements oblige our Board of Directors to determine the independence of its members, discuss certain aspects of its corporate governance and discuss in detail certain aspects of its various committees. Accordingly, our Board of Directors has determined that Drs. Evnin, Fodor and Hirsch and Messrs. Fust, Goldby and Leff, which individuals constitute a majority of our Board of Directors, are independent (as independence is currently defined by Nasdaq listing standards).
      Our Board of Directors has three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each of these three standing committees has a written charter approved by our Board of Directors that reflects the applicable standards and requirements adopted by the Securities and Exchange Commission, or SEC, and the Nasdaq National Market, or Nasdaq. A copy of each charter can be found on our website, www.sunesis.com, under the section titled “Investors and Media” and under the subsection “Corporate Governance.” A copy of our Audit Committee Charter is also attached hereto as Exhibit A.
      Audit Committee. Our Audit Committee is responsible for, among other things:

•	overseeing the accounting and financial reporting processes of our company and the audits of our financial statements;

•	assisting our Board of Directors in its oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, and (iii) the performance of our internal audit function;

•	interacting directly with and evaluating the performance of the independent registered public accounting firm, including determining whether to engage or dismiss the independent registered public accounting firm and monitoring the independent registered public accounting firm’s qualifications and independence; and

•	preparing the report required by the SEC rules to be included in our annual proxy statement.
      The Audit Committee is chaired by Mr. Fust, and also includes Dr. Evnin and Mr. Leff, all of whom are independent within the meaning of applicable SEC and Nasdaq rules. The Board of Directors has designated Mr. Fust as the Audit Committee financial expert, as such term is currently defined under the SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002. The Audit Committee held four meetings during 2005. For additional information concerning the Audit Committee, please see the section captioned “Audit Committee Report.”
      Compensation Committee. Our Compensation Committee is responsible for, among other things:

•	assisting our Board of Directors in discharging its responsibilities with respect to officer, employee, consultant and director compensation, including making recommendations to our Board of Directors regarding non-employee director compensation;

•	approving and evaluating our executive compensation plans, policies and programs, including determining the compensation of our chief executive officer, other officers, non-officer employees and consultants; and

•	supervising the administration of our stock option plans, employee stock purchase plan and other compensation and incentive programs, and administering any plans and programs designed and intended to provide compensation for our officers; and

•	preparing the report required by SEC rules to be included in our annual proxy statement.
      Our Compensation Committee has the authority to delegate to one or more subcommittees to the extent allowed by applicable law.
      The Compensation Committee is chaired by Dr. Evnin, and also includes Dr. Hirsch and Messrs. Goldby and Leff, all of whom are independent within the meaning of applicable Nasdaq rules. Each member of the Compensation Committee is an “outside” director as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, as amended, or the

Exchange Act. The Compensation Committee held eight meetings during 2005. For additional information concerning the Compensation Committee, please see the section captioned “Compensation Committee Report.”
      Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	recommending to our Board of Directors the composition and operations of our Board of Directors;

•	identifying individuals qualified to serve as members of our Board of Directors, and identifying and recommending that our Board of Directors select the director nominees for the next annual meeting of stockholders and to fill vacancies;

•	recommending to our Board of Directors the responsibilities of each Board committee, the composition and operation of each Board committee, and the director nominees for assignment to each Board committee; and

•	overseeing our Board of Directors’ annual evaluation of its performance and the performance of other board committees.
      The Nominating and Corporate Governance Committee is chaired by Mr. Goldby, and also includes Drs. Fodor and Hirsch, all of whom are independent within the meaning of applicable SEC and Nasdaq rules. The Nominating and Corporate Governance Committee held two meetings during 2005.
Nominations Process
      The Nominating and Corporate Governance Committee identifies director nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members with skills and experience that are relevant to our business and are willing to continue in service are considered for re-nomination, balancing the value of continuity of service of existing members of the Board of Directors with that of obtaining new perspectives. If any member of the Board of Directors does not wish to continue in service or the Nominating and Corporate Governance Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating and Corporate Governance Committee identifies the desired skills and experience of a new nominee consistent with the Nominating and Corporate Governance Committee’s criteria for Board of Directors service. Current members of the Board of Directors and management are polled for their recommendations. The Nominating and Corporate Governance Committee may also retain external advisors to identify qualified candidates.
      The Nominating and Corporate Governance Committee evaluates director candidates based upon a number of criteria:

•	diversity of background so that the Board of Directors consists of members with a broad spectrum of experience and expertise;

•	reputation for integrity;

•	experience in positions with a high degree of responsibility;

•	leadership role in the companies or institutions with which he or she is affiliated; and

•	contributions that he or she can make to our company.
      The Nominating and Corporate Governance Committee also takes into account the competency of the Board of Directors as a whole in the following areas: (i) industry knowledge, (ii) accounting and finance, (iii) business judgment, (iv) management, (v) leadership, (vi) business strategy, (vii) corporate governance, and (viii) risk management. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.
      In the case of a nominee to a committee of the Board of Directors, the candidate must also satisfy requirements set forth by applicable Nasdaq and SEC rules and regulations. In addition, nominees for membership on our standing committees must satisfy the selection criteria specified in the relevant committee charter.
      The Nominating and Corporate Governance Committee will consider stockholders’ nominations for directors only if written notice is timely received by the Corporate Secretary at 341 Oyster Point Boulevard, South San Francisco, California 94080, and contains the information required, in accordance with our bylaws. To be timely, notice must be received not less than 120 days prior to the first anniversary of the date on which we first mailed a proxy statement to stockholders in connection with the preceding year’s annual meeting, unless the date of the annual meeting has been changed by more than 30 days from the date of the prior year’s meeting, in which case notice must be received not later than the later of the 120th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.
Stockholder Communications with the Board of Directors
      Stockholders may communicate with the Board of Directors by writing, e-mailing or calling our Investor Relations department at Sunesis Pharmaceuticals, Inc., 341 Oyster Point Boulevard, South San Francisco, California 94080, Attention: Eric Bjerkholt, Chief Financial Officer, telephone: (650) 266-3717, bjerkholt@sunesis.com. Our Chief Financial Officer and/or General Counsel will review all such communications and will forward to the Chairperson of the Audit Committee of the Board of Directors all communications that raise an issue appropriate for consideration by our Board of Directors. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.
Annual Meeting Attendance
      We currently do not have a policy regarding the attendance of directors at our annual meetings of stockholders. However, it is expected that, absent compelling circumstances, several directors will be in attendance. Prior to becoming a public company, we had not held an annual meeting of stockholders.
Limitations of Liability and Indemnification
      Our certificate of incorporation and bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•	any transaction from which the director derived an improper personal benefit.
      If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.
      Under our bylaws, we are also empowered to enter into indemnification agreements with our directors and officers and to purchase insurance on behalf of any person whom we are required or permitted to indemnify. We have entered into indemnification agreements with our directors, executive officers and others. Under these agreements, we are required to indemnify them against expenses, judgments, fines and amounts paid in settlement (if such settlement is approved in advance by us), and in each case, to the extent actually and reasonably incurred in connection with any actual or threatened proceeding, if any of them may be made a party to such proceeding because he or she is or was one of our directors or officers. We are obligated to pay these amounts only if the officer or director acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests. With respect to any criminal proceeding, we are obligated to pay these amounts only if the officer or director had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.
      The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Securities Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.
      There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
Section 16(a) Beneficial Ownership Reporting Compliance
      Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC.
      Based solely on a review of the copies of reports furnished to us, we believe that during the year ended December 31, 2005, our directors, executive officers and greater than 10% stockholders complied with all Section 16(a) filing requirements, except:

•	one Form 3 that was filed late by Biogen Idec on February 14, 2006, to report its ownership of shares of our preferred stock; and

•	one Form 4 that was filed late by Biogen Idec on February 14, 2006, to report three transactions relating to the conversion of shares of Series C-1 and Series C-2 preferred stock held by it and the purchase of shares of our common stock, each in connection with our initial public offering, or IPO, on September 27, 2005.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE FOR THE DIRECTOR NOMINEES
NOMINATED IN THIS PROPOSAL NO. 1.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth, as of March 31, 2006, information regarding beneficial ownership of our capital stock by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our voting securities;

•	each of our executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.
      Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, and includes options and warrants that are currently exercisable or exercisable within 60 days. Shares of common stock subject to stock options and warrants currently exercisable or exercisable within 60 days of March 31, 2006 are deemed to be outstanding for computing the percentage ownership of the person holding these options and warrants and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, we believe the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.
      This table lists applicable percentage ownership based on 29,214,292 shares of common stock outstanding as of March 31, 2006. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Sunesis Pharmaceuticals, Inc., 341 Oyster Point Boulevard, South San Francisco, California 94080.

		Beneficial Ownership

		Shares Subject to
		Right of	Options and
		Repurchase	Warrants
	Shares	within 60 Days	Exercisable within	Percentage of
	Beneficially	of March 31,	60 Days of	Shares
Name of Beneficial Owner	Owned(1)(2)	2006(2)	March 31, 2006	Outstanding

5% Stockholders:
Entities affiliated with Alta Partners(3)	2,512,203	—	579,739	8.4%
Biogen Idec(4)	2,912,022	—	—	10.0%
Entities affiliated with Credit Suisse First Boston(5)	3,406,490	—	—	11.7%
Entities affiliated with Deerfield(6)	2,093,398	—	483,092	7.0%
Entities affiliated with Warburg Pincus(7)	3,868,421	—	241,546	13.1%
Executive Officers and Directors:
James W. Young, Ph.D.(8)	344,410	13,481	109,117	1.2%
Daniel N. Swisher, Jr.	309,374	54,560	297,609	1.0%
Eric H. Bjerkholt	91,470	26,961	91,470	*
Daniel C. Adelman, M.D.	92,647	29,708	92,647	*
Daryl B. Winter, Ph.D.	141,618	23,531	71,030	*
Anthony B. Evnin, Ph.D.(9)	1,141,744	—	—	3.9%
Stephen P.A. Fodor, Ph.D.	30,589	—	30,589	*
Matthew K. Fust	21,176	21,176	21,176	*
Steven D. Goldby	30,589	—	30,589	*
Russell C. Hirsch, M.D., Ph.D.	—	—	—	*
Jonathan S. Leff(7)	3,868,425	—	241,546	13.1%
James A. Wells, Ph.D.	469,413	12,550	145,883	1.6%
All executive officers and directors as a group (12 persons)	6,541,451	181,967	1,131,656	22.3%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)	Includes shares of common stock subject to a right of repurchase within 60 days of March 31, 2006 and shares issuable pursuant to stock options and warrants exercisable within 60 days of March 31, 2006.

(2)	Represents shares of common stock subject to a right of repurchase, at the original option exercise price, in the event the holder ceases to provide services to us. The option exercise prices range from $1.28 to $2.55 per share.

(3)	Includes (i) 118,870 shares and 35,661 shares issuable upon exercise of warrants held by Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, (ii) 1,769,975 shares and 530,992 shares issuable upon exercise of warrants held by Alta BioPharma Partners III, L.P., and (iii) 43,619 shares and 13,086 shares issuable upon exercise of warrants held by Alta Embarcadero BioPharma Partners III, LLC. Alta Partners III, Inc. provides investment advisory services to Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, Alta BioPharma Partners III, L.P. and Alta Embarcadero BioPharma Partners III, LLC, which we refer to collectively as the Alta Funds. The managing directors of Alta BioPharma Management III, LLC, which is a general partner of Alta BioPharma Partners III, L.P. and the managing limited partner of Alta BioPharma Partners III GmbH & Co. Beteiligungs KG, and the managers of Alta Embarcadero BioPharma Partners III, LLC exercise sole dispositive and voting power over the shares owned by the Alta Funds. Certain principals of Alta Partners III, Inc., Jean Deleage, Alix Marduel, Farah Campsi, Edward Penhoet and Ed Hurwitz, are managing directors of Alta BioPharma Management III, LLC and managers of Alta Embarcadero BioPharma Partners III, LLC. These individuals may be deemed to share dispositive and voting power over the shares held by the Alta Funds. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein. The address of Alta Partners III, Inc. and its affiliates is One Embarcadero Center, 37th Floor, San Francisco, California 94111.

(4)	Biogen Idec MA, Inc., a Massachusetts corporation, is a wholly-owned subsidiary of Biogen Idec Inc., a Delaware corporation that is publicly traded on the Nasdaq National Market. James C. Mullen, Bruce R. Ross and Peter N. Kellogg are the directors and executive officers of Biogen Idec MA, Inc. These individuals may be deemed to share dispositive and voting power over the shares which are, or may be, deemed to be beneficially owned by Biogen Idec MA, Inc. Each of these individuals disclaims beneficial ownership of these shares, except to the extent of his or her pecuniary interest therein.

(5)	Includes (i) 175,775 shares held by EMA Partners Fund 2000, L.P., or EMA Partners, (ii) 233,004 shares held by EMA Private Equity Fund 2000, L.P., or EMA Private, (iii) 654,387 shares held by Credit Suisse First Boston Equity Partners (Bermuda), L.P., or CSFB Bermuda, (iv) 2,341,061 shares held by Credit Suisse First Boston Equity Partners, L.P., or CSFB-EP, and (v) 2,263 shares held by Credit Suisse First Boston U.S. Executive Advisors, L.P., or CSFB U.S. Credit Suisse First Boston Advisory Partners, LLC, or CSFB Advisory, manages the investments of CSFB-EP, CSFB Bermuda and CSFB U.S. EMA Partners and EMA Private each must invest in and dispose of its portfolio securities simultaneously with CSFB-EP on a pro-rata basis. CFSB Advisory may be deemed to have dispositive and voting power over the shares held by CSFB-EP, CSFB Bermuda, CSFB U.S., EMA Partners and EMA Private. Credit Suisse Group, through a wholly-owned subsidiary, is a parent of CSFB Advisory, and may be deemed to have dispositive and voting power over the shares held by CSFB-EP, CSFB Bermuda, CSFB U.S., EMA Partners and EMA Private. Credit Suisse Group disclaims beneficial ownership of the shares owned by such investment partnerships. The address of Credit Suisse First Boston and its affiliates is Eleven Madison Avenue, New York, New York 10010.

(6)	Includes (i) 425,000 shares and 127,000 shares issuable upon exercise of warrants held by Deerfield International Limited, (ii) 323,306 shares and 99,092 shares issuable upon exercise of warrants held by Deerfield Partners, L.P., (iii) 560,000 shares and 167,000 shares issuable upon exercise of warrants held by Deerfield Special Situations Fund International, Ltd., and (iv) 302,000 shares and 90,000 shares issuable upon exercise of warrants held by Deerfield Special Situations Fund, L.P. James Flynn, investment manager of each of Deerfield International Limited, Deerfield Partners, L.P., Deerfield Special Situations Fund International, Ltd. and Deerfield Special Situations Fund, L.P. has dispositive and voting power over the shares owned by these funds. All such warrants are immediately exercisable. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his or her pecuniary interest therein. The address of Deerfield and its affiliates is 780 Third Avenue, 37th Floor, New York, New York 10017.

(7)	Includes (i) 3,506,739 shares and 228,261 shares issuable upon exercise of warrants held by Warburg, Pincus Equity Partners, L.P., (ii) 109,214 shares and 12,077 shares issuable upon exercise of warrants held by Warburg, Pincus Netherlands Equity Partners I, C.V., (iii) 10,922 shares and 1,208 shares issuable upon exercise of warrants held by Warburg, Pincus Netherlands Equity Partners III, C.V., and (iv) for Mr. Leff only, 4 shares held by his family members. Warburg Pincus Partners, LLC, a subsidiary of Warburg Pincus & Co., is the sole general partner of WPEP, WP Netherlands I and WP Netherlands III. Warburg Pincus LLC manages WPEP, WP Netherlands I and WP Netherlands III. Mr. Leff, one of our directors, is a Partner of Warburg, Pincus & Co. and a Managing Director and Member of Warburg Pincus LLC. Charles R. Kaye and Joseph P. Landy are Managing General Partners of Warburg Pincus & Co. and Managing Members and Co-Presidents of Warburg Pincus LLC. Messrs. Kay, Landy and Leff may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares held by the Warburg Pincus entities. Each of these individuals disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein. The address of Warburg Pincus and its affiliates is 466 Lexington Avenue, New York, New York 10017.

(8)	Includes 11,765 shares held by family members. Dr. Young disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(9)	Includes (i) 467,380 shares held by Venrock Associates, (ii) 649,955 shares held by Venrock Associates II, L.P., and (iii) 24,409 shares held by Venrock Entrepreneur’s Fund, L.P. Anthony B. Evnin, Michael C. Brooks, Eric S. Copeland, Bryan E. Roberts, Ray A. Rothrock, Michael F. Tyrrell and Anthony Sun are the general partners of Venrock Associates and Venrock Associates II, L.P. These individuals may be deemed to share dispositive and voting power over the shares which are, or may be, deemed to be beneficially owned by Venrock Associates and Venrock Associates II, L.P. Each of these individuals disclaims beneficial ownership of these shares, except to the extent of his or her pecuniary interest therein. The general partner of Venrock Entrepreneurs Fund, L.P. is Venrock Management LLC. Anthony B. Evnin, Michael C. Brooks, Eric S. Copeland, Bryan E. Roberts, Ray A. Rothrock, Michael F. Tyrrell and Anthony Sun are the members of Venrock Management LLC. These individuals may be deemed to share dispositive and voting power over the shares which are, or may be, deemed to be beneficially owned by Venrock Entrepreneurs Fund, L.P. Each of these individuals disclaims beneficial ownership of these shares, except to the extent of his or her pecuniary interest therein. The address of Venrock Associates and its affiliates is 30 Rockefeller Plaza, Room 5508, New York, New York 10112.

CERTAIN INFORMATION WITH RESPECT TO EXECUTIVE OFFICERS
      Set forth below is information regarding each of our executive officers as of March 31, 2006. Further information with regard to Dr. Young and Mr. Swisher is presented under “Proposal No. 1: Election of Nominees to the Board of Directors.”

Name	Age	Position

James W. Young, Ph.D.	62	Executive Chairman
Daniel N. Swisher, Jr.	43	President, Chief Executive Officer and Director
Eric H. Bjerkholt	46	Senior Vice President and Chief Financial Officer
Daniel C. Adelman, M.D.	48	Senior Vice President of Drug Discovery and Development
Daryl B. Winter, Ph.D., J.D.	62	Senior Vice President, General Counsel and Corporate Secretary

      The principal occupations and positions for at least the past five years of the executive officers, other than Dr. Young and Mr. Swisher, are as follows:
      Eric H. Bjerkholt has served as our Senior Vice President and Chief Financial Officer since January 2004. From January 2002 to January 2004, Mr. Bjerkholt served as Senior Vice President and Chief Financial Officer at IntraBiotics Pharmaceuticals, Inc., a biopharmaceutical company. Mr. Bjerkholt was a co-founder of LifeSpring Nutrition, Inc., a privately held nutraceutical company, and from May 1999 to March 2002 served at various times as its Chief Executive Officer, President and Chief Financial Officer. From 1990 to 1997, Mr. Bjerkholt was an investment banker at J.P. Morgan & Co. Mr. Bjerkholt is a member of the Board of Directors of StemCells, Inc., a biotechnology company. Mr. Bjerkholt holds a Cand. Oecon degree in Economics from the University of Oslo and an M.B.A. from Harvard Business School.
      Daniel C. Adelman, M.D. has served as our Senior Vice President of Drug Discovery and Development since September 2004. From May 2003 to August 2003, he served as our Senior Vice President of Clinical Development. From May 1998 to May 2003, Dr. Adelman served in various roles, including Vice President of Clinical Operations and Biometrics at Pharmacyclics, Inc., a pharmaceutical company. From December 1994 to May 1998, Dr. Adelman served as Clinical Scientist at Genentech, Inc. Dr. Adelman began his career at the University of California, San Francisco, School of Medicine, where he was Director of Clinical Allergy/ Immunology in the Division of Allergy and Immunology, and Director of the Outpatient Center for Clinical Research. He continues to serve as Adjunct Professor of Medicine at the University of California, San Francisco, is a fellow of both the American Academy of Allergy and Immunology and the American College of Physicians and is on the editorial board of Clinical Immunology. Dr. Adelman is board-certified in allergy and immunology and completed a National Institutes of Health/ Public Health Service Tumor Immunology Fellowship at University of California, Los Angeles, School of Medicine. He holds a B.A. in Biology from University of California, Berkeley and an M.D. from the University of California, Davis.
      Daryl B. Winter, Ph.D., J.D. has served as our Senior Vice President, General Counsel and Corporate Secretary since April 2000. From July 1989 to January 1999, Dr. Winter served as patent and licensing counsel at Genentech, Inc. Dr. Winter holds a B.S. in Chemistry from the University of Washington and a Ph.D. in Biochemistry from the State University of New York and was a National Institutes of Health Post-doctoral Fellow. He also holds a J.D. from Northwestern University School of Law.

EXECUTIVE COMPENSATION
      The following table sets forth the compensation awarded to, earned by or paid to our Chief Executive Officer and our other four most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered to us during 2003, 2004 and 2005. We refer to these persons as our “named executive officers” elsewhere in this proxy statement.
Summary Compensation Table

				Long Term
				Compensation

		Annual Compensation		Securities
				Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Options	Compensation(1)

Daniel N. Swisher, Jr.	2005	$330,125	$75,000	235,000	$1,488
President and	2004	305,000	74,000	91,765	1,118
Chief Executive Officer	2003	268,992	55,000	47,059	1,538
Daniel C. Adelman, M.D.(2)	2005	263,500	70,000	120,000	1,068
Senior Vice President of	2004	249,000	60,000	30,589	1,168
Drug Discovery and	2003	138,000	25,000	47,059	848
Development
Daryl B. Winter, Ph.D., J.D.	2005	264,375	55,000	60,000	768
Senior Vice President and	2004	255,500	60,000	18,824	1,268
General Counsel	2003	251,000	45,000	11,765	768
Eric H. Bjerkholt(3)	2005	251,563	67,000	120,000	895
Senior Vice President and	2004	240,682	55,000	76,471	895
Chief Financial Officer
James W. Young, Ph.D.(4)	2005	213,205	98,000	120,000	1,068
Executive Chairman	2004	204,000	49,000	11,765	768
	2003	312,562	61,000	—	1,068

(1)	Represents (i) term life insurance and accidental death and dismemberment insurance premiums, and (ii) reimbursements for health club and red carpet club fees, each as applicable.

(2)	Dr. Adelman joined our company in May 2003.

(3)	Mr. Bjerkholt joined our company in January 2004.

(4)	Dr. Young’s bonus payment for 2005 includes a one time bonus of $50,000 approved by the Compensation Committee in connection with his efforts related to our IPO.
Executive Severance Benefits Agreements
      In August 2005, we entered into executive severance benefits agreements with each of our executive officers, which agreements supersede all prior agreements related to severance benefits.
      Under the executive severance benefits agreements with Dr. Young and Mr. Swisher, if the executive’s employment with our company is terminated without cause or he is constructively terminated within 12 months following a change of control of our company, he is entitled to receive the following severance benefits subject to the terms of the agreement: a lump sum payment equal to 18 months of his base salary at the time of termination; a lump sum payment equal to 150% of his target bonus for the fiscal year during which the termination occurs, with such bonus determined assuming that all of the performance objectives for such fiscal year have been obtained; and continued health benefits for 18 months following termination. In addition, if the executive’s employment with our company is terminated without cause or he is constructively terminated prior to, or more than 12 months following, a change of control of our company, he is entitled to receive the following severance benefits subject to the terms of the agreement: a payment equal to 12 months of his base salary at the time of termination; and continued health benefits for 12 months following termination. Dr. Young’s agreement also provides that he will devote 50% of his business time and attention to the business of our company.
      Under the executive severance benefits agreements with Mr. Bjerkholt and Drs. Adelman and Winter, if the executive’s employment with our company is terminated without cause or he is constructively terminated within 12 months following a change of control of our company, he is entitled to receive the following severance benefits subject to the terms of the agreement: a lump sum payment equal to 14 months of his base salary at the time of termination; a lump sum payment equal to 117% of his target bonus for the fiscal year during which the termination occurs, with such bonus determined assuming that all of the performance objectives for such fiscal year have been obtained; and continued health benefits for 14 months following termination. In addition, if the executive’s employment with our company is terminated without cause or he is constructively terminated prior to, or more than 12 months following, a change of control of our company, he is entitled to receive the following severance benefits subject to the terms of the agreement: a payment equal to 9 months of his base salary at the time of termination; and continued health benefits for 9 months following termination. Dr. Winter’s agreement also provides that we pay the costs of his state bar association dues, his required continuing legal education courses and those professional education programs reasonably necessary for the performance of his duties as our chief legal officer.
      Under each of the executive severance benefits agreements, in connection with a change of control of our company, 50% of the executive’s then-outstanding stock awards will become immediately and fully vested and exercisable. In addition, if the executive’s employment with our company is terminated without cause or he is constructively terminated within 12 months following a change of control of our company, all of the executive’s then-outstanding stock awards will become immediately and fully vested and exercisable. If the executive’s employment with our company is terminated without cause or he is constructively terminated prior to, or more than 12 months following, a change of control of our company, the vesting and/or exercisability of each of his then-outstanding stock awards will be accelerated on the date of termination as to the number of stock awards that would vest over the 12-month period following the date of termination had the executive remained continuously employed by our company during such period.
      Each of the executive severance benefits agreements provides that, in the event that any benefits would be subject to the excise tax imposed by Section 4999 of the Code the executive will receive the greater, on an after-tax basis (taking account of all federal, state and local taxes and excise taxes), of such benefits or such lesser amount of benefits as would result in no portion of the benefits being subject to the excise tax. An executive’s receipt of any severance benefits is subject to his execution of a release in favor of our company.
Stock Option Grants in 2005
      The following table sets forth information with respect to stock options granted to our named executive officers during 2005.

	Individual Grants
					Potential Realizable
		Percent of			Value at Assumed
	Number of	Total			Annual Rates of
	Securities	Options			Stock Price Appreciation
	Underlying	Granted to	Exercise		for Option Term
	Options	Employees	Price per	Expiration
	Granted	in 2005	Share	Date	5%	10%

Daniel N. Swisher, Jr.	235,000	17.7%	$5.25	11/29/2015	$775,899	$1,966,280
Daniel C. Adelman, M.D.	120,000	9.0	5.25	11/29/2015	396,204	1,004,058
Daryl B. Winter, Ph.D., J.D.	60,000	4.5	5.25	11/29/2015	198,102	502,029
Eric H. Bjerkholt	120,000	9.0	5.25	11/29/2015	396,204	1,004,058
James W. Young, Ph.D.	120,000	9.0	5.25	11/29/2015	396,204	1,004,058
      In 2005, we granted options to purchase an aggregate of 1,326,990 shares of our common stock to our employees under our 1998 Stock Plan, 2001 Stock Plan and 2005 Plan. These options generally vest over a four-year period with 25% vesting on the first anniversary of the date of grant and the remaining 75% vesting 1/48th per month over the subsequent 36 months. The options granted in 2005 to the named executive officers vest 1/48th per month over four years. Each option has a 10-year term, subject to early termination if the optionee’s service with us ceases. Upon termination of employment, vesting will typically cease and the employee will typically have one to three months to exercise any vested options. Under certain circumstances in connection with a change in control, the vesting of certain option grants may accelerate and become immediately exercisable. Since our IPO, each option has been granted with an exercise price equal to the closing price of our common stock as reported on the Nasdaq National Market on the last trading date immediately preceding the date of grant.
      With respect to the amounts disclosed in the column captioned “Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term,” the 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the SEC, and do not represent our estimate or projection of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by:

•	multiplying the number of shares of common stock subject to a given stock option by the exercise per share, which is equal to the closing price as reported on the Nasdaq National Market on the last trading date immediately preceding the date of grant;

•	assuming that the aggregate stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table for the full ten year term of each option; and

•	subtracting from that result the aggregate option exercise price.
2005 Stock Option Values
      The following table provides information concerning the number and value of unexercised options held by our named executive officers as of December 31, 2005. No options to purchase shares were exercised by our named executive officers in 2005. Amounts presented under the caption “Value of Unexercised In-the-Money Options at December 31, 2005” are based on the closing price of $4.98 on the last trading date on or before December 31, 2005, net of exercise price, multiplied by the number of shares subject to the stock option, without taking into account any taxes that may be payable in connection therewith. Our 1998 Stock Plan and our 2001 Stock Plan, under which we are no longer issuing new options, allow for the early exercise of options granted. All options exercised early are subject to repurchase by us at the original exercise price. The repurchase right lapses over time.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-The-Money
	Options at		Options at
	December 31, 2005		December 31, 2005

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Daniel N. Swisher, Jr.	273,131	230,105	$651,813	$—
Daniel C. Adelman, M.D.	80,148	117,500	188,685	—
Daryl B. Winter, Ph.D., J.D.	64,780	58,750	164,355	—
Eric H. Bjerkholt	78,971	117,500	185,825	—
James W. Young, Ph.D.	96,618	117,500	228,707	—

Equity Compensation Plan Information
      The following table provides information as of December 31, 2005 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.

			(B)	(C)
	(A)			Number of Securities
	Number of Securities			Remaining Available
	to be Issued		Weighted Average	for Future Issuance
	Upon Exercise of		Exercise Price of	Under Equity Compensation
	Outstanding Options		Outstanding Options	Plans (Excluding Securities
Plan Category	and Rights		and Rights	Reflected in Column A)

Equity Compensation Plans Approved by Stockholders(1)	2,994,701	(2)	$3.92	692,830	(3)
Equity Compensation Plans Not Approved by Stockholders(4)	—		—	—

Total	2,994,701		$3.92	692,830

(1)	Includes our 1998 Stock Plan, or 1998 Plan, 2001 Stock Plan, or 2001 Plan, 2005 Equity Incentive Award Plan, or 2005 Plan, and Employee Stock Purchase Plan, or ESPP.

(2)	Includes (i) 1,442,239 shares of common stock issuable upon the exercise of options granted under our 1998 Plan, all of which were exercisable as of December 31, 2005, (ii) 259,056 shares of common stock issuable upon the exercise of options granted under our 2001 Plan, all of which were exercisable as of December 31, 2005, and (iii) 1,293,406 shares of common stock issuable upon the exercise of options granted under our 2005 Plan, 26,609 of which were exercisable as of December 31, 2005. Excludes purchase rights currently accruing under the ESPP. Offering periods under the ESPP are 12-month periods, which are comprised of two six-month purchase periods. Eligible employees may purchase shares of common stock at a price equal to 85% of the lower of the fair market value of the common stock at the beginning of each offering period or the end of each semi-annual purchase period. Participation is limited to 20% of an employee’s eligible compensation, subject to limitations under the Code.

(3)	Includes (i) 489,889 shares of common stock available for issuance under our 2005 Plan, and (ii) 202,941 shares of common stock available for issuance under our Employee Stock Purchase Plan, or ESPP. 202,941 shares of our common stock were initially reserved for issuance under our ESPP. The number of shares of common stock reserved under our 2005 Plan will automatically increase on the first day of our fiscal year, beginning in 2006, by an amount equal to the least of (i) 4% of our outstanding shares of common stock on such date, (ii) 1,082,352 shares, or (iii) a lesser amount determined by our Board of Directors. The maximum aggregate number of shares which may be issued over the term of the 2005 Plan is 11,294,112 shares. The number of shares of common stock reserved under our ESPP will automatically increase on the first trading day each year, beginning in 2006, by an amount equal to the least of: (i) 0.5% of our outstanding shares of common stock outstanding on such date, (ii) 135,294 shares, or (iii) a lesser amount determined by our Board of Directors. The maximum aggregate number of shares which may be issued over the term of the ESPP is 1,352,941 shares.

(4)	Our 2006 Employment Commencement Incentive Plan, or 2006 Plan, became effective on January 1, 2006. 200,000 shares of our common stock are reserved for issuance under our 2006 Plan, which did not require stockholder approval pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv).
2006 Employment Commencement Incentive Plan
      Our 2006 Plan was adopted by our Board of Directors in November 2005 and became effective in January 2006. The awards granted pursuant to the 2006 Plan are intended to be inducement awards pursuant to Nasdaq Marketplace Rule 4350(i)(1)(A)(iv). The 2006 Plan is not subject to the approval of our stockholders.

      Share Reserve. An aggregate of up to 200,000 shares of common stock may be issued pursuant to awards under the 2006 Plan.
      Eligibility. Only those employees who have not previously been employees or directors of our company or a subsidiary, or following a bona fide period of non-employment by our company or a subsidiary, are eligible to participate in the 2006 Plan and only if he or she is granted an award in connection with his or her commencement of employment with us or a subsidiary and such grant is an inducement material to his or her entering into employment with us or a subsidiary.
      Equity Awards. Our 2006 Plan provides for the following types of awards:

•	Stock Options. The 2006 Plan provides for the grant of non-qualified stock options to employees. Incentive stock options, or ISOs, may not be granted under the 2006 Plan.

•	Restricted Stock. With respect to restricted stock, participants generally have all of the rights of a stockholder with respect to such stock. Restricted stock may generally be subject to a repurchase right by us in the event the recipient ceases to be employed. Restricted stock may be issued for nominal or no cost and may be subject to vesting over time or upon achievement of milestones.

•	Performance Share Awards. Performance awards include stock bonuses or other performance or incentive awards paid in cash or common stock. They may provide for payments based upon increases in the market value, book value, net profits or other measure of value of our common stock or other specific performance criteria determined appropriate by the plan administrator, in each case over a period or periods determined by the plan administrator.

•	Dividend Equivalents. Dividend equivalents are rights to receive the equivalent value of dividends paid on our common stock. They represent the value of the dividends per share paid by us, calculated with reference to the number of shares covered by stock options, stock appreciation rights, deferred stock or performance awards held by the participant.

•	Restricted Stock Units. The 2006 Plan provides for grants of our common stock to participants. Restricted stock units are typically awarded to participants without payment of consideration, but are subject to vesting conditions based upon a vesting schedule or performance criteria established by the plan administrator. Unlike restricted stock, the stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied.

•	Stock Payments. Stock payments include payments in the form of common stock made in lieu of all or any portion of compensation that would otherwise be paid to the participant. Stock payments may also be based upon specific performance criteria determined appropriate by the plan administrator.

•	Stock Appreciation Rights. Stock appreciation rights may be granted in connection with a stock option, or independently. Stock appreciation rights typically will provide for payments to the holder based upon increases in the price of our common stock over the exercise price of the related option. The plan administrator may elect to pay stock appreciation rights in cash or in common stock or in a combination of cash and common stock.
      Administration. The Board of Directors or a committee thereof may administer the 2006 Plan. Awards may be granted under the 2006 Plan only upon the approval of a majority of our independent directors or Compensation Committee. Each award granted under the 2006 Plan will be in such form and will contain such terms and conditions as a majority of our independent directors or Compensation Committee deem appropriate. The provisions of separate awards need not be identical.
      Plan Features. Our 2006 Plan includes the following features:

•	The exercise price for the shares of common stock subject to option grants made under our 2006 Plan may be paid in cash or in shares of common stock held by the optionee for longer than six months valued at fair market value on the exercise date. The option may be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the committee may provide financial assistance to one or more optionees, provided such optionee is not an executive officer or board member in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

•	The 2006 Plan includes change in control provisions, which may result in the accelerated vesting of outstanding awards. In the event of a change in control of our company, for example, if we are acquired by merger or asset sale, each outstanding award under the 2006 Plan will accelerate and immediately vest with regard to 50% of the award, and if the remainder of the award is not to be assumed by the successor corporation, the full amount of the award will automatically accelerate and become immediately vested. Additionally, in the event the remainder of the award is assumed by the successor corporation, then any remaining unvested shares would accelerate and immediately vest in the event the optionee is terminated without cause or resigns for good reason within 12 months following such change in control.

Additional Information on Executive Severance Benefits Agreements and Compensation Plans
      The summaries of the executive severance benefits agreement and compensation plans provided above are qualified by reference to the full text of the specific agreement or plan, each of which has been filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2005 and is incorporated into this proxy statement by reference. Copies may also be obtained by making a written request to our Corporate Secretary.
Compensation Committee Interlocks and Insider Participation
      The members of our Compensation Committee during 2005 were Drs. Evnin and Hirsch and Messrs. Goldby and Leff. None of the members of our Compensation Committee has, at any time, been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      From January 1, 2005 to the date of this proxy statement, we have entered into the following transactions with our executive officers, directors and holders of more than 5% of our securities.
Executive Severance Benefits Agreements
      We have entered into executive severance benefits agreements with our executive officers. See “Executive Compensation — Executive Severance Benefits Agreements.”
Consulting Agreement
      We have entered into a consulting agreement with Dr. Wells, one of our directors. See “Proposal No. 1: Election of Nominees to the Board of Directors — Director Compensation.”
Indemnification of Directors and Officers
      Our certificate of incorporation and bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Furthermore, we have entered into indemnification agreements with each of our directors and officers. For further information, see “Proposal No. 1: Election of Nominees to the Board of Directors — Limitations of Liability and Indemnification.”

Loans to Officers
      Our officers had the following loans outstanding with us during 2005:

					Largest
					Outstanding
					Balance During	Outstanding
					Three Years	Balance as of
					Ended	Date of this
		Principal		Interest	December 31,	Proxy
Officer	Date of Loan	Amount		Rate	2005	Statement

James W. Young, Ph.D.	May 17, 2000	$135,000	(1)	6.6%	135,000	$—
Daryl B. Winter, Ph.D., J.D.	April 13, 2000	100,000	(2)	6.6	100,000	—

(1)	This loan was evidenced by a full recourse promissory note and was used to purchase 105,882 shares of our common stock pursuant to an option grant. This loan was repaid in full in May 2005.

(2)	This loan was evidenced by a full recourse promissory note and was used, in part, to purchase a home. The loan was secured by shares of our common stock and had a five-year term expiring in April 2005. Principal and accrued interest were forgiven under the loan upon the five-year anniversary of Dr. Winter’s employment in April 2005.
Biogen Idec
      In December 2002, we issued a promissory note to Biogen Idec for up to $4.0 million in connection with a research collaboration agreement with Biogen Idec. Under the promissory note, we could draw down up to $4.0 million, from time to time, over a period of ten calendar quarters beginning on April 1, 2003 and ending on June 30, 2005. The principal and interest of each draw was due five years from the date of advance of each draw and bore interest at 3% above LIBOR to be paid quarterly. In September 2005, we repaid this $4.0 million loan in full with interest with proceeds from our IPO.
      In August 2004, we entered into a research collaboration with Biogen Idec to discover and develop small molecules targeting kinases, a family of cell signaling enzymes that play a role in the progression of cancer. Under the terms of the agreement, we received a $7.0 million upfront, non-refundable and non-creditable technology access fee, which is being recognized as revenue over an initial four-year research term. Concurrent with the signing of the agreement, Biogen Idec made a $14.0 million equity investment and purchased shares of our Series C-2 preferred stock that were converted into 1,538,415 shares of common stock immediately prior to the closing of our IPO. In December 2005, pursuant to the kinase license and collaboration agreement with Biogen, Idec, we achieved a discovery milestone relating to the discovery of novel Raf kinase inhibitors for the treatment of cancer. In March 2006, pursuant to this same collaboration agreement with Biogen, Idec, we achieved another discovery milestone for the discovery of novel inhibitors of an undisclosed oncology kinase target.
Sales of Common Stock
      Affiliates of Warburg Pincus Equity Partners, L.P., affiliates of Venrock Associates II, L.P. and Biogen Idec purchased 445,000, 135,000 and 714,286 shares of our common stock, respectively, at a price of $7.00 per share in our IPO in September 2005.
      Affiliates of Warburg Pincus Equity Partners, L.P. purchased 805,153 shares of our common stock and warrants to purchase an additional 241,546 shares of our common stock in the private investment in public equity, or PIPE, transaction in March 2006.

COMPENSATION COMMITTEE REPORT
      During 2005, the Compensation Committee comprised Dr. Evnin, Mr. Goldby, Dr. Hirsch and Mr. Leff. Dr. Evnin was Chairperson of the Compensation Committee. The Compensation Committee provides assistance to our Board of Directors by:

•	designing and approving compensation policies and programs of our company, especially those regarding executive compensation;

•	reviewing and approving the compensation of our chief executive officer and other officers; and

•	assisting our Board of Directors in producing this report on executive compensation in accordance with applicable rules and regulations.
      We believe that the composition of our Compensation Committee meets the requirements for independence under, and the functioning of our Compensation Committee complies with any applicable requirements of, the Sarbanes-Oxley Act of 2002, as well as Nasdaq and SEC rules and regulations.
Compensation Philosophy
      The Compensation Committee designs our executive compensation with the following overall objectives:

•	attract, retain and motivate key executive talent;

•	encourage high performance;

•	promote accountability;

•	align executive incentives with the interests of stockholders; and

•	remain competitive with companies that seek similarly qualified executives.
      Executive compensation comprises three components:

•	base salaries competitive with similarly situated biotechnology companies;

•	annual bonuses designed to encourage executives to focus on the achievement of specific corporate goals as well as strategic objectives and to reward them for their impact on such achievement; and

•	long-term equity based incentives in the form of stock options and/or other equity-based awards to align the interests of management and stockholders and to reward management for performance which benefits our stockholders.
      We strive to provide a total compensation package to our executives that is competitive in the marketplace, recognizes individual performance and provides opportunities to earn rewards based on achievement of short-term and long-term individual and corporate objectives. In development-stage biotechnology companies like our company, many traditional measures of corporate performance, such as earnings per share or sales growth, do not readily apply in measuring performance of executives. Accordingly, the Compensation Committee does not use profitability measures as a significant factor in reviewing executives’ performance and determining executive compensation. Instead, the Compensation Committee evaluates other indications of performance, such as progress of our research and development programs and corporate development activities as well as our success in securing capital sufficient to support our corporate activities. These considerations necessarily involve an assessment by our Compensation Committee of individual and corporate performance. In addition, total compensation paid by our company to our executive officers is designed to be competitive with compensation packages paid to the management of similarly situated companies in the biotechnology industry. Toward that end, our Compensation Committee may review both independent survey data, as well as data generated internally. This report is submitted by the Compensation Committee and addresses the compensation policies for 2005 as such policies affected Mr. Swisher, in his capacity as chief executive officer of our company, and the other executive officers of our company.

Base Salary
      Base salary ranges are reviewed annually and adjustments are made near the beginning of the year to reflect changes in job description or responsibilities or market conditions. When establishing or reviewing compensation levels for each executive officer, the Compensation Committee considers several factors, including the qualifications of the executive, his or her level of relevant experience, critical nature of the position, specific operating roles and duties and strategic goals for which the executive has responsibility.
      Each year the Compensation Committee reviews surveys of proxy statement data and independent compensation surveys and compares salary levels of our executive officers with those of comparable positions in similarly situated biotechnology companies in order to determine the competitiveness of base salaries for executive officers of our company. In setting annual base salaries, the Compensation Committee also reviews and evaluates the performance of the department or activity for which the executive has responsibility, the impact of that department or activity on our company and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for peer executives both inside and outside of our company. Adjustments to each individual’s base salary are typically made in connection with annual performance reviews. The level of salaries paid to our executive officers also takes into account the progress of internal and collaborative research and development activities during the year and our success in corporate development and financial initiatives, as well as an evaluation of the individual performance and contribution of each executive to our performance for the year. Particular emphasis is placed on the individual officer’s level of responsibility for and role in meeting our company’s research and development, clinical development, corporate development, strategic and financial objectives.
Variable Compensation (Bonuses)
      For 2005, cash bonuses were awarded to executives on a discretionary basis within established guidelines following our fiscal year end, and were based on the achievement of corporate and individual goals set by our Board of Directors and chief executive officer prior to the beginning of the year, as well as the financial condition of our company. The Compensation Committee set target bonus opportunities for the executive officers, calculated as a percentage of base salary for 2005. The target bonus opportunity for all executive officers, including the chief executive officer, was 25% of base salary. Actual bonus awards granted in 2005 are listed in “Executive Compensation — Summary Compensation Table.”
      Our Bonus Program will govern bonus awards to our executive officers for performance during 2006. Under the Bonus Program, cash bonuses, if any, will be based on both the achievement of specified corporate goals as well as a review of personal performance, which is determined by the Compensation Committee with input from the chief executive officer. The target cash bonus opportunity in 2006 for each of our executive officers is 35% of base salary, except for the chief executive officer, whose target bonus is 40% of his base salary, with actual bonus awards to be determined by the Compensation Committee in accordance with the terms of the Bonus Program. Actual bonuses will be based on the level of achievement of corporate objectives and individual payouts will vary based on the relative contributions to the achievement of such objectives as determined by the Compensation Committee. The corporate performance goals will be based on meeting certain objectives with respect to the progress of our clinical development of product candidates, identification and advancement of new product candidates for preclinical development, the progress of collaborative programs, our financial position, as well as other select company performance goals as determined by our Board of Directors. Our Board of Directors and Compensation Committee reserve the right to modify these goals, relative weightings, target payouts and criteria at any time.
Stock Options
      We have used the grant of stock options under the 1998 Stock Plan, 2001 Stock Plan and 2005 Plan to underscore the common interests of stockholders and management. Options granted to executive officers are intended to provide a continuing financial incentive to maximize long-term value to stockholders and to make each executive’s total compensation opportunity competitive. In addition, because stock options generally become vested over a period of several years, options generally encourage executives to remain in the long-

term employ of our company. In determining the size of an option to be granted to an executive officer, the Compensation Committee takes into account an officer’s position and level of responsibility within our company relative to market benchmarks, the officer’s existing stock and option holdings, and the potential reward to the officer if the stock price appreciates in the public market. Stock option grants are intended to align the interests of executives with the interests of the stockholders in long-term performance. The Compensation Committee developed guidelines for executive stock option grants, in consultation with an independent compensation consultant. The guidelines are based upon:

•	analysis of long-term incentive awards based on each individual executives position;

•	responsibility, performance and contribution to the achievement of our long-term goals; and

•	competitive stock option data from similarly situated biotechnology companies.
      In addition, the Compensation Committee reviews the equity position of all executive officers on an annual basis and awards new stock options to executive officers periodically based on the guidelines described above. Stock option grants to our executive officers during 2005 are described in “Executive Compensation — Stock Option Grants in 2005.”
Executive Officer Compensation and Chief Executive Officer’s Compensation
      In setting certain elements of compensation payable for 2005 to our chief executive officer, Mr. Swisher, and our other executives, the Compensation Committee reviewed the importance of each executive officer’s individual achievement in meeting our goals and objectives set during the prior year as well as the overall achievement of the goals by the entire company. These goals included the progress in our research and clinical development programs and the securing of additional funding for our operations and the progress of our strategic objectives. Specifically, the Compensation Committee concluded that we successfully achieved our objectives through:

•	completion of our IPO of common stock resulting in net proceeds of approximately $37.2 million;

•	advancement of SNS-595 through two Phase I trials and initiation of enrollment in an additional Phase I and one Phase II clinical trial;

•	successful in-licensing of a second clinical product candidate, SNS-032, for use in oncology;

•	selection of a development candidate, SNS-314, in our Aurora kinase inhibitor program; and

•	substantive progress with our other preclinical programs in the areas of oncology, Alzheimer’s disease and inflammation.
      The determination by the Compensation Committee of the chief executive officer’s remuneration is based upon methods consistent with those used for other executive officers. The Compensation Committee considers certain quantitative factors, including our financial strategic and operating performance for the year as well as certain qualitative criteria including leadership qualities and management skills, time and effort devoted to our company and other general considerations in determining appropriate compensation of the chief executive officer.
      In determining Mr. Swisher’s 2005 compensation, the Compensation Committee considered Mr. Swisher’s overall compensation package compared with other chief executive officers in similarly situated biotechnology companies and his existing equity position, as well as the effectiveness of Mr. Swisher’s leadership of our company and the resulting success of our company in the attainment of its goals. Based on this review, the Compensation Committee increased Mr. Swisher’s salary to $330,125 for 2005 from $305,000 for 2004, which reflects, in addition to the factors noted above, the added responsibilities of the chief executive officer in connection with our transition to operating as a public company. The Compensation Committee has increased Mr. Swisher’s salary to $360,000 for 2006. Mr. Swisher is eligible to participate in the same executive compensation plans available to our other executive officers. Stock options were granted to all executive officers, including Mr. Swisher, during 2005, and are described in “Executive Compensation —

Stock Option Grants in 2005.” In January 2006, the Compensation Committee approved a bonus of $75,000 to Mr. Swisher for services performed in 2005.
      The Compensation Committee believes that the continued commitment and leadership of our executive officers through 2005 were, and continue to be, important factors in the success of our company.
Internal Revenue Code Section 162(m)
      Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a corporation of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, compensation which qualifies as “performance based” is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, our ability to obtain a corporate tax deduction for compensation paid to our executive officers to the extent consistent with the best interests of our company and our stockholders.
      The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirements that such grants be “performance-based” and are therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under our cash compensation programs, including the Bonus Program, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, our company’s compensation philosophy and best interests.

COMPENSATION COMMITTEE

Anthony B. Evnin, Ph.D., Chairperson
Steven D. Goldby
Russell C. Hirsh. M.D., Ph.D.
Jonathan S. Leff
      The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      On November 8, 2005, the Audit Committee determined to engage Ernst & Young LLP, or Ernst & Young, as our independent registered public accounting firm for the fiscal year ending December 31, 2005. Ernst & Young also audited our financial statements for the fiscal year ended December 31, 2004. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions.
Fees for Independent Registered Public Accounting Firm During Fiscal Years Ended December 31, 2005 and 2004
      The following is a summary of the aggregate fees billed to us by Ernst & Young for the fiscal years ended December 31, 2005 and 2004 for each of the following categories of professional services.

	Fiscal Year Ended

Fee Category	2005	2004

Audit Fees	$682,263	$440,669
Audit-Related Fees	—	—
Tax Fees	—	—
Other Fees	—	—

Total	$682,263	$440,669

Audit Fees
      Audit fees for 2005 included the aggregate fees for professional services rendered for the audit of our financial statements, review of our interim financial statements, review of SEC registration statements, and the issuance of comfort letters and consents.
Audit-Related Fees
      Ernst & Young did not provide any audit-related services to us during 2005 or 2004.
Tax Fees
      Ernst & Young did not provide any tax services to us during 2005 or 2004.
Other Fees
      Ernst & Young did not provide any other services to us during 2005 or 2004.
Pre-approval Policies
      Because our IPO occurred in September 2005, our Audit Committee was not required to, and did not pre-approve, all of the fees described above in 2004. As part of the IPO planning process, the Audit Committee met with the independent public registered accounting firm and, although not required, pre-approved the services related to the IPO. The Audit Committee reviewed and subsequently approved Ernst & Young’s fees for 2004 in January of 2005.
      The Audit Committee has adopted a policy relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to pre-approval procedures established by the Audit Committee.
      Our Audit Committee has considered whether the independent registered public accounting firm’s provision of non-audit services to our company is compatible with maintaining the registered public accounting firm’s independence, and concluded that such independence has not been impaired.

AUDIT COMMITTEE REPORT
      The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, preparing the financial statements, and establishing and maintaining adequate controls over public reporting. Our independent registered public accounting firm for fiscal 2005, Ernst & Young had responsibility for conducting an audit of our annual financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles.
      In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and with Ernst & Young our audited consolidated financial statements for the year ended December 31, 2005 included in our Annual Report on Form 10-K, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
      The Audit Committee is responsible for reviewing, approving and managing the engagement of Ernst & Young, including the scope, extent and procedures for the annual audit and the compensation to be paid therefor, and all other matters the Audit Committee deems appropriate, including the independent registered public accounting firm’s accountability to the Board and the Audit Committee.
      The Audit Committee also discussed with Ernst & Young the matters required to be discussed by Statement of Auditing Standards No. 61, Communication With Audit Committees. The Audit Committee discussed with Ernst & Young the independent registered public accounting firm’s independence from us and our management and has received from Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1, Independence Discussions With Audit Committees. The Audit Committee also considered whether the non-audit services performed by Ernst & Young were compatible with maintaining the independent registered public accounting firm’s independence.
      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board approved, the inclusion of the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2005.

AUDIT COMMITTEE

Matthew K. Fust, Chairperson
Anthony B. Evnin, Ph.D.
Jonathan S. Leff
      The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

STOCK PERFORMANCE GRAPH
      The following graph shows a comparison from September 27, 2005 (the date our common stock commenced trading on the Nasdaq National Market) through December 31, 2005 of cumulative total return for our common stock, the Nasdaq National Market Index, the Nasdaq Biotechnology Index and the American Stock Exchange (AMEX) Biotechnology Index. Such returns are based on historical results and are not intended to suggest future performance. Data for the Nasdaq National Market Index, the Nasdaq Biotechnology Index and the AMEX Biotechnology Index assume reinvestment of dividends. We have never paid dividends on our common stock and have no present plans to do so.
COMPARISON OF 3 MONTH CUMULATIVE TOTAL RETURN*
AMONG SUNESIS PHARMACEUTICALS, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
THE NASDAQ BIOTECHNOLOGY INDEX AND THE AMEX BIOTEXHNOLOGY INDEX

	Cumulative Total Return

	9/27/05	12/31/05

SUNESIS PHARMACEUTICALS INC.	100.00	76.62

NASDAQ STOCK MARKET (U.S.)	100.00	105.86

NASDAQ BIOTECHNOLOGY	100.00	109.21

AMEX BIOTECHNOLOGY	100.00	102.88

*	$100 invested on 9/27/05 in stock or on 8/31/05 in index-including reinvestment of dividends. Fiscal year ending December 31.
      The stock performance graph above shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or the Exchange Act.

OTHER INFORMATION
Other Matters at the Annual Meeting
      The Board of Directors knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.
Annual Report on Form 10-K; Available of Information
      Our Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC on March 30, 2006, is being mailed to stockholders in connection with this proxy solicitation. We will furnish without charge, upon written request of any stockholder a copy of our Annual Report on Form 10-K and with the payment of an appropriate processing fee, we will provide copies of the exhibits to our Annual Report on Form 10-K. Please address all such requests to our Investor Relations department at 341 Oyster Point Boulevard, South San Francisco, CA 94080, Attention: Eric Bjerkholt, CFO, telephone: (650) 266-3717, bjerkholt@sunesis.com.
Stockholder Proposals for Inclusion in 2007 Proxy Statement
      To be considered for inclusion in our proxy statement for the 2007 annual meeting, stockholder proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and must be submitted to our Corporate Secretary at 341 Oyster Point Boulevard, South San Francisco, California 94080 and must be received by us no later than January 5, 2007, unless the meeting date is before May 20, 2007 or after July 19, 2007, in which case proposals must be received by us a reasonable time before we begin to print and mail our proxy materials for the 2007 annual meeting.
Stockholder Proposals for Presentation at 2007 Annual Meeting
      Our bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals, not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by our Corporate Secretary not less than 120 days before the one year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2007 annual meeting, such a proposal must be received by us before January 5, 2007. If the date of the annual meeting is before May 20, 2007 or after July 19, 2007, our Corporate Secretary must receive such notice not later than the close of business on the later of 120 calendar days in advance of such annual meeting and ten calendar days following the date on which public announcement of the date of such meeting is first made.
Stockholders Sharing The Same Address
      We have adopted a procedure called “householding.” Under this procedure, we are delivering only one copy of the annual report and proxy statement to multiple stockholders who share the same address and have the same last name, unless we have received contrary instructions from an affected stockholder. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to receive separate proxy cards.
      We will deliver promptly upon written or oral request a separate copy of the annual report and the proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered. To receive a separate copy of the annual report or proxy statement, you may write, e-mail or call our Investor Relations department at Sunesis Pharmaceuticals, Inc., 341 Oyster Point Boulevard, South

San Francisco, CA 94080, Attention: Eric Bjerkholt, CFO, telephone: (650) 266-3717, bjerkholt@sunesis.com.You may also access our annual report and proxy statement on our website, www.sunesis.com, under the section titled “Investors and Media” and under the subsection “SEC Filings.”
      If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10007, tel. (877) 777-0800. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.
      Any stockholders of record who share the same address and currently receive multiple copies of our annual report and proxy statement who wish to receive only one copy of these materials per household in the future, please contact our Investor Relations department at the contact information listed above to participate in the householding program.
      A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

Exhibit A
SUNESIS PHARMACEUTICALS, INC.
Charter of the Audit Committee Of The Board of Directors

I.	Purpose
      The Audit Committee (“Committee”) of the Board of Directors (“Board”) of Sunesis Pharmaceuticals, Inc. (“Company”) is appointed by, and generally acts on behalf of the Board. The Committee’s purposes shall be:

A. To oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company;

B. To assist the Board in its oversight of (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; and (3) the performance of the Company’s internal audit function;

C. To interact directly with and evaluate the performance of the independent auditors, including to determine whether to engage or dismiss the independent auditors and to monitor the independent auditors’ qualifications and independence; and

D. To prepare the report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s proxy statement.

II.	Membership
      The Committee shall be composed of at least three directors, each of who must be independent. The members of the Committee shall satisfy the independence and experience requirements, including the financial literacy and expertise requirements, as determined pursuant to applicable law or regulations established by the SEC and the National Association of Securities Dealers, Inc. (“NASD”). In addition, members of the Committee must also satisfy the following additional requirements in order to be independent:

A. No Committee member or immediate family member of such Committee member may be an affiliated person of the Company or any of its subsidiaries, as that term is defined by the SEC; and

B. No Committee member shall accept, directly or indirectly, any consulting, advisory, or other compensatory fees from the Company or any of its subsidiaries, except for fees for services as a director and member of the Committee and any other Board committee.
      All members of the Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. At least one member shall have past employment experience in finance or accounting, professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer, or other senior officer with financial oversight responsibilities. To the extent possible, at least one member of the Committee shall be a “audit committee financial expert” as that term is defined by the SEC, or the Company shall disclose in its periodic reports pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”) the reasons why at least one member of the Committee is not an “audit committee financial expert”.
      The members of the Committee shall be nominated by the Nominating Committee and appointed by a majority of the Board. The Nominating Committee shall recommend, and the Board shall designate, one member of the Committee to serve as Chairperson. The members of the Committee shall serve until their resignation, retirement, or removal by the Board and until their successors shall be appointed. No member of the Committee shall be removed prior to the expiration of his or her term except by majority vote of the independent directors of the full Board then in office. The Board shall have the power at any time to change the membership of and fill vacancies in the Committee, consistent with this Charter and subject to the satisfaction of such new member(s) of the membership requirements.

III.	Meetings and Procedures
      The Committee shall meet as often as it may deem necessary and appropriate in its judgment, either in person or telephonically. A majority of the members of the Committee shall constitute a quorum.
      The Committee shall meet separately with the independent auditors, the senior personnel performing the Company’s internal audit function, and management, as often as it deems necessary and appropriate in its judgment.
      The Chairperson of the Committee or a majority of the members of the Committee may call a special meeting of the Committee. The Committee may act without a meeting by securing the unanimous written consent of the members of the Committee.
      The Committee may delegate authority to a subcommittee or to one or more members of the Committee when appropriate, but no such delegation shall be permitted if the authority is required by a law, regulation or listing standard to be exercised by the Committee as a whole.
      The Committee may request that any directors, officers, or employees of the Company, or other persons whose advice and counsel are sought by the Committee, attend any meeting to provide such information as the Committee requests. The Committee also may exclude from its meetings any persons it deems appropriate, including but not limited to, any non-management director that is not a member of the Committee.
      Except as expressly provided in this Charter or the Amended and Restated Bylaws, the Committee shall fix its own rules of procedure.
      Minutes of all meetings, including telephone meetings, and copies of all consents in lieu of meeting shall be maintained and furnished to members of the Committee, the Board and the Secretary of the Company.
      The Committee shall report to the full Board on the matters discussed at each meeting of the Committee, including describing all actions taken by the Committee at the meeting.
      The Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.
      The Committee shall have the authority to obtain advice and assistance from internal and external legal, accounting, and other advisors. The Company shall provide appropriate funding, as determined by the Committee, to pay for such services and to pay for ordinary administrative expenses of the Committee.

IV.	Duties and Responsibilities
      Although the Committee has the powers and responsibilities set forth in this Charter, the role of the Committee is oversight. The members of the Committee may or may not be accountants or auditors by profession or experts in the fields of accounting or auditing and, in any event, do not serve in such capacity. Consequently, it is not the duty of the Committee to conduct audits, to independently verify management’s representations, or to determine that the Company’s financial statements are complete and accurate, are prepared in accordance with generally accepted accounting principles (“GAAP”), or fairly present the financial condition, results of operations, and cash flows of the Company in accordance with GAAP. These are the responsibilities of management and the independent auditors. The Committee’s considerations and discussions with management and the independent auditors do not ensure that the Company’s financial statements are presented in accordance with GAAP, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, or that the Company’s independent auditors are in fact “independent.”

A.	Financial Reporting Process
      The Committee shall review and discuss with management and the independent auditors the annual audited financial statements to be included in the Company’s report to investors (e.g., once public, annual report on Form 10-K, the quarterly financial statements to be included in the Company’s quarterly reports on Form 10-Q, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and any other financial disclosures to be included in SEC filings prior to their release). The Committee shall review major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of internal controls and any special audit steps adopted in light of material control deficiencies; analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including analysis of the effects of alternative GAAP methods on the financial statements; the effect of regulatory and accounting initiatives, as well as off-balance sheet arrangements, on the financial statements; the use of pro forma or non-GAAP financial information; and any correspondence with regulators or published reports that raise material issues with respect to, or that could have a significant effect on, the Company’s financial statements.
      The Committee shall recommend to the Board whether the audited financial statements should be included in the Company’s annual report on Form 10-K for the fiscal year subject to the audit.
      The Committee shall review earnings press releases prior to their release, as well as the type of financial information and earnings guidance and the type of presentation to be provided to analysts and rating agencies.
      The Committee shall prepare the Committee report required by Item 306 of Regulation S-K by the rules of the SEC to be included in the Company’s annual proxy statement.

B.	Risks and Control Environment
      The Committee shall discuss periodically with management the Company’s policies and guidelines regarding risk assessment and risk management, as well as the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures. In addition, the Committee shall obtain periodically from the personnel performing the Company’s internal audit function their assessments of the Company’s risk management process and system of internal control.
      The Committee shall meet periodically with the senior personnel performing the internal audit function and the independent auditors to review the Company’s policies and procedures regarding disclosures that may impact the financial statements and compliance with applicable laws and regulations and the Company’s Code of Business Conduct and Ethics.
      The Committee shall oversee the Company’s disclosure controls and procedures, including internal control over financial reporting, and, where applicable, shall oversee changes in internal control over financial reporting intended to address any significant deficiencies or material weaknesses in the design or operation of internal control and any fraud involving management or other employees that is reported to the Committee, including the oversight and implementation of the Company’s “Whistleblower” policy. In addition, the Committee shall review and discuss the annual report of management on the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ report on, and attestation of, such management report, to the extent those reports are required by SEC rules.

C.	Independent Auditors
      The Committee shall be directly responsible for the appointment, retention, and oversight of the work of the independent auditor (including resolution of any disagreements between the Company management and the independent auditor regarding financial reporting). The independent auditors shall report directly to the Committee. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors.

      The Committee shall review and approve in advance the retention of the independent auditors for the performance of all audit and non-audit services that are not prohibited and the fees for such services. Pre-approval of audit and non-audit services that are not prohibited may be pursuant to appropriate policies and procedures established by the Committee for the pre-approval of such services, including through delegation of authority to a member of the Committee. Any service that is approved pursuant to a delegation of authority to a member of the Committee must be reported to the full Committee at a subsequent meeting.
      Prior to initiation of the audit, the Committee shall meet with the independent auditors to discuss the planning and staffing of the audit, including the impact of applicable rotation requirements and other independence rules on the staffing.
      The Committee shall, at least annually, obtain and review a report by the independent auditors describing: (1) the independent auditors’ internal quality-control procedures; (2) any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, or by any inquiry or investigation by governmental or professional authorities or a private sector regulatory board, within the preceding five years, respecting one or more independent audits performed by the auditing firm, and any steps taken to deal with any such issues; and (3) in order to assess the firm’s independence, all relationships between the auditing firm and the Company, consistent with Independent Standards Board No. 1. The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that, in the view of the Committee, may impact the objectivity and independence of the independent auditor. If the Committee determines that further inquiry is advisable, the Committee shall take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence.
      The Committee shall confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC.
      The Committee shall, if applicable, consider whether the independent auditor’s provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.
      The Committee shall discuss with the independent auditor the reports that such auditor is required to make to the Committee regarding: (1) all accounting policies and practices to be used that the independent auditor identifies as critical; (2) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (3) all other material written communications between the independent auditors and management of the Company, such as any management letter, reports on observations and recommendations on internal controls, independent auditor’s engagement letter, schedule of unadjusted audit differences, and a listing, if any, of adjustments and reclassifications not recorded.
      The Committee shall discuss with the independent auditors any audit problems or difficulties, including any restrictions on the scope of the independent auditors’ activities or on access to requested information, management’s response to same, and any other matters required to be brought to its attention under auditing standards (e.g., SAS 61), and shall resolve any disagreements between the independent auditors and management.
      After reviewing the reports from the independent auditors and the independent auditors’ work throughout the audit period, the Committee will conduct an annual evaluation of the independent auditors’ performance and their independence, including considering whether the independent auditors’ quality controls are adequate. This evaluation also shall include the review and evaluation of the audit engagement team, including the lead audit partner, the independent auditor’s quality control procedures and the independent auditor’s self evaluation. In making its evaluation, the Committee shall take into account the opinions of management and the senior personnel performing the Company’s internal audit function. The Committee shall present its conclusions with respect to the evaluation of the independent auditors to the Board.

      The Committee shall set clear policies for the hiring by the Company of employees or former employees of the independent auditors. Specifically, the Company shall not hire as its Chief Executive Officer, Chief Financial Officer, Controller, Chief Accounting Officer, or any person serving in an equivalent position, any partner, employee, or former employee of the Company’s independent auditors who participated in any capacity in an audit of the Company during the one-year period preceding the date of initiation of the then-current audit.

D.	Internal Audit Function
      The Committee shall oversee the activities, organizational structure, and qualifications of the persons performing the internal audit function.
      The Committee shall review and approve the appointment and replacement of the senior personnel performing the internal audit function.
      The Committee shall review and approve the annual internal audit plan of, and any special projects undertaken by, the personnel performing the internal audit function.
      The Committee shall discuss with the personnel performing the internal audit function any changes to, and the implementation of, the internal audit plan and any special projects, and discuss the results of the internal audits and special projects.
      The Committee shall review any significant reports to management prepared by the internal audit department and management’s responses.

E.	Evaluations and Reports
      The Committee shall evaluate the Committee’s own performance on an annual basis, including its compliance with this Charter, and provide any written material with respect to such evaluation to the Board, including any recommendations for changes in procedures or policies governing the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.
      The Committee shall make regular reports to the Board on its activities, including reviewing any issues that arise respecting the quality and integrity of the Company’s public reporting, the Company’s compliance with legal and regulatory requirements, the performance and independence of the Company’s independent auditors, the performance of the Company’s internal audit function, and the effectiveness of the Company’s disclosure controls and procedures.

F.	Other Matters
      The Committee shall establish procedures for, review, and have the authority to approve all related-party transactions.
      The Committee shall establish procedures for (1) the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (2) the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.
      The Committee shall review and reassess this Charter at least annually and recommend any proposed changes to the Board for its approval.
      The Committee shall maintain free and open communication with the Board, management, the internal auditors, and the independent auditors.
      The Committee shall perform any other activities consistent with this Charter, the Company’s Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws and Corporate Governance Guidelines, as the Committee or the Board may deem necessary or appropriate.

APPENDIX A
PROXY
SUNESIS PHARMACEUTICALS, INC.
PROXY FOR 2006 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of SUNESIS PHARMACEUTICALS, INC., a Delaware corporation, hereby acknowledges receipt of the notice of annual meeting of stockholders and proxy statement, each dated April 28, 2006, and hereby appoints Daniel N. Swisher, Jr. and Daryl B. Winter, Ph.D., and each of them, jointly and severally, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in name of the undersigned, to represent the undersigned at the 2006 annual meeting of stockholders of Sunesis Pharmaceuticals, Inc. to be held on Monday, June 19, 2006 at 10:00 a.m., local time, at 341 Oyster Point Boulevard, South San Francisco, California and at any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote, if personally present, on the matter set forth on the reverse side and, in accordance with their discretion, on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.
     This proxy will be voted as directed, or if no contrary direction is indicated, will be voted FOR the election of all director nominees and as said proxies deem advisable on such other matters as may properly come before the meeting.
PLEASE VOTE, DATE AND SIGN ON REVERSE SIDE
AND RETURN
PROMPTLY IN THE ENCLOSED ENVELOPE
(Your vote must be returned prior to the annual meeting on June 19, 2006)

APPENDIX A
ANNUAL MEETING OF STOCKHOLDERS OF
SUNESIS PHARMACEUTICALS, INC.
June 19, 2006
Please vote, date and sign
below and return your proxy
card in the envelope provided
as soon as possible.
(Your vote must be received prior to the annual meeting on June 19, 2006)
Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors:
NOMINEES:

☐	FOR ALL NOMINEES	O Stephen P.A. Fodor, Ph.D.

O James W. Young, Ph.D.
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:		To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Stockholder                                                           Date:                         Signature of Stockholder                                                           Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.